Exhibit 99.1

BLOCK

Q3 2022 Shareholder Letter

investors.block.xyz

BLOCK Q3 2022 Shareholder Letter investors.block.xyz

Q3’22 Highlights

In the third quarter of 2022, we generated gross profit of $1.57 billion, up 38% year over year. Cash App generated gross profit of $774 million, up 51% year over year, and Square generated gross profit of $783 million, up 29% year over year.	Cash App Card has significant momentum and has scaled to more than 35% of our monthly actives: In September, there were nearly 18 million Cash App Card actives, up more than 40% year over year with weekly and daily actives increasing at an even more rapid rate during the same period.	Our software point-of-sale solutions are purpose-built for specific verticals and have experienced strong growth: In the third quarter, Square for Restaurants, Square for Retail, and Square Appointments cumulatively grew gross profit more than 45% year over year.

3yr CAGR YoY Growth

Third Quarter Financial Metrics

Gross Profit

$1.57 Billion +38% YOY

$1.13B
48%
43%
Q3
2021
$1.18B
46%
47%
Q4
$1.29B
48%
34%
Q1
2022
$1.47B
47%
29%
Q2
$1.57B
46%
38%
Q3

Net Income (Loss)*

($15 Million)

$0M
($77M)
($204M)
($208M)
($15M)
*Attributable to common stockholders
Q3
2021
Q4
Q1
2022
Q2
Q3

Cash App Gross Profit

$774 Million +51% YOY

$512M
33%
Q3
2021
$518M
37%
Q4
$624M
94%
26%
Q1
2022
$705M
88%
29%
Q2
$774M
84%
51%
Q3

Square Gross Profit

$783 Million +29% YOY

$606M
48%
Q3
2021
$657M
54%
Q4
$661M
30%
41%
Q1
2022
$755M
30%
29%
Q2
$783M
29%
29%
Q3

Adjusted EBITDA

$327 Million

$233M
Q3
2021
$184M
Q4
$195M
Q1
2022
$187M
Q2
$327M
Q3

3yr CAGR YoY Growth

In the third quarter of 2022, total net revenue was $4.52 billion, up 17% year over year, and, excluding bitcoin revenue, total net revenue was $2.75 billion, up 36% year over year. Excluding bitcoin revenue and revenue from the buy-now-pay-later (BNPL) platform, total net revenue was $2.54 billion, up 25% year over year. The BNPL platform was acquired through the acquisition of Afterpay.

The following items affected net income (loss) during the respective periods. In the third quarter of 2022, we recognized $56 million of amortization of acquired intangible assets and a $2 million bitcoin impairment loss. In the second quarter of 2022, we recognized $57 million of amortization of acquired intangible assets, a $36 million bitcoin impairment loss, and $17 million in deal and integration-related expenses. In the first quarter of 2022, we recognized an unrealized gain of $50 million driven by the revaluation of equity investments, as well as Afterpay-related charges of $42 million of deal and integration-related expenses, $31 million of amortization of acquired intangible assets, and $66 million of one-time accelerated stock-based compensation. In the fourth quarter of 2021, we recognized a loss of $6 million driven by the adjustment to the revaluation of equity investments. In the third quarter of 2021, we recognized a loss of $7 million driven by the adjustment to the revaluation of equity investments as well as a $6 million bitcoin impairment loss.

Reconciliations of non-GAAP financial measures used in this letter to their nearest GAAP equivalents are provided at the end of this letter.

The compound annual growth rate (CAGR) is the mean annual growth rate over a specified time period. Given the impacts of the COVID-19 pandemic have lasted for more than two years, ranging from March 2020 through today, we believe using three-year CAGRs from 2019 to 2022 better reflects underlying growth trends through the third quarter of 2022.

BLOCK Q3 2022 2

SQUARE HIGHLIGHT

Live By The Sword is a beauty salon & tattoo and piercing shop with three locations across New York City. They have over 80 employees and use 11 Square products including Square Stand, Square Terminal, Square Reader, Square Appointments, Square Payroll, Square Team Management, Square Invoices, Square Loyalty, Square Marketing, Square Messages, and Afterpay.

To Our Shareholders

November 3, 2022 In the third quarter, gross profit was affected by $19 million of amortization of acquired technology assets, the majority of which was due to the acquisition of the BNPL platform.	We delivered strong growth at scale during the third
quarter of 2022. Gross profit grew 38% year over
year to $1.57 billion, up 46% on a three-year
compound annual growth rate (CAGR) basis.
Excluding our BNPL platform, gross profit was
$1.42 billion, up 25% year over year and 42% on a
three-year CAGR basis. Our Cash App ecosystem
delivered gross profit of $774 million, an increase of
51% year over year and, excluding our BNPL
platform, 37% year over year. Our Square
ecosystem delivered gross profit of $783 million, an
increase of 29% year over year and, excluding our
BNPL platform, 17% year over year.	Q3 2022 GROSS PROFIT
	As reported	Gross Profit	YoY Growth	3-year CAGR

	Block	$1,567M	38%	46%
	Square	$783M	29%	29%
	Cash App	$774M	51%	84%

	Excluding BNPL Platform	Gross Profit	YoY Growth	3-year CAGR

	Block	$1,417M	25%	42%
	Square	$708M	17%	25%
	Cash App	$700M	37%	78%

BLOCK Q3 2022 3

A transacting active is a Cash App account that has at least one financial transaction using any product or service within Cash App during the specified period. A transacting active for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active. Certain of these accounts may share an alias identifier with one or more other transacting active accounts. This could represent, among other things, one customer with multiple accounts or multiple customers sharing one alias identifier (for example, families).

Cash App Ecosystem

We use our inflows framework to assess the performance of Cash App’s gross profit as a result of three primary variables: (1) Actives, (2) Inflows per Active, and (3) Monetization Rate on Inflows. We are investing in the following development pillars: Community, Financial Services, Crypto, Operating System, Trust, Commerce, and Global. This quarter we made notable progress on the Community, Financial Services, and Commerce fronts, which meaningfully contributed to gross profit growth.

Community

Cash App’s peer-to-peer network has been an important asset and the most critical driver of overall actives growth. To accelerate the virality of our network, we have used targeted marketing programs to expand our reach into new, high-value audiences, and we remain disciplined with marketing spend. We meaningfully grew our network to more than 49 million transacting actives in September, up approximately 20% year over year.

Financial Services

Banking product adoption remains a primary focus as Cash App continues to serve customers beyond peer-to-peer payments, thereby deepening our relationship with customers. Our suite of banking products, such as Cash App Card and direct deposit, have had some of the fastest-growing attach rates across our ecosystem. In September, Cash App Card had nearly 18 million monthly actives, or more than 35% of monthly actives. We believe we can continue to grow attach rates as we build out world-class products such as personalized Boosts and investing round-ups, while also enhancing trust and security features.

Driving inflows per active starts with our customers’ ability to easily fund their Cash App accounts through ways such as direct deposit, paper money and check deposits, and bank transfers. In September, customers received more than $2 billion in direct deposits into their Cash App accounts, and we reached nearly $3.5 billion in all-time paper money deposits since launching the functionality one year ago. Paper money deposits have increased inflows and can also drive customer trust and share of wallet as we expand use cases.

We believe our ability to drive inflows per active starts with our customers’ ability to easily fund their Cash App accounts through various ways — such as direct deposit, paper money and check deposits, and bank transfers.

BLOCK Q3 2022 4

During the third quarter, we streamlined our customers’ ability to bank with Cash App, including allowing customers to receive an account and routing number instantly when ordering a Cash App Card. This has reduced friction for those in need of banking services and we have seen a meaningful uplift in direct deposit conversion. These initiatives have been a key driver in growing inflows per transacting active, reaching $1,046 in the third quarter. This was relatively stable on a quarter-over-quarter and year-over-year basis, and up 17% on a three-year CAGR basis, remaining healthy even as we moved past periods of economic stimulus and tax seasons.

Commerce

We are investing in Commerce to drive growth for our consumer and seller ecosystems. Afterpay is a connector between our Square and Cash App ecosystems, and we have made meaningful progress on our integration efforts. We recently rolled out our first iteration of Discover, a tab that allows consumers to search for people and businesses and find BNPL offers from marquee Afterpay merchants. In the third quarter, we launched Cash App Pay with merchants outside the Square ecosystem, so customers can now browse Discover to find discount offers at merchants who accept Cash App Pay. We are early in our evolution of Cash App as a shopping destination that connects consumers with merchants — this iteration is a small step in a multiyear journey.

BLOCK Q3 2022 5

Square Ecosystem

We continue to focus on our three strategic priorities to drive Square’s business: omnichannel, growing upmarket, and expanding globally.

Enhancing our ecosystem of products

Our focus is on building a cohesive experience for sellers and their customers as a core part of our omnichannel strategy: Our solution offers sellers a robust set of integrated tools, focusing on four distinct capabilities that are critical to the businesses we serve: commerce, customers, staff, and banking.

Our software solutions, purpose-built for specific verticals, have experienced strong growth: In the third quarter, gross profit from our vertical point-of-sale solutions, including Square for Restaurants, Square for Retail, and Square Appointments, cumulatively grew over 45% year over year, outpacing Square’s overall gross profit growth. We built these solutions to address our three largest target verticals of food and drink, retail, and services. Our freemium model delivers a graduated offering for sellers to begin the experience at a free tier and then upgrade to a higher-tier subscription offering as needed over time. This more accessible offering to sellers has improved our top of funnel and provided a strong path to monetization.

In September, we launched Tap to Pay on iPhone, Apple’s contactless payment acceptance capability, for our Square sellers in the U.S. We believe this allows our sellers more flexibility in getting started with Square without needing hardware to accept payments and offers our sellers’ customers a more convenient and contactless way to pay.

Growing upmarket

We continued to experience strong momentum upmarket with gross profit from mid-market sellers up 22% year over year and 39% on a three-year CAGR basis. Our developer platform plays a significant role in allowing us to scale our ecosystem by reaching new and often larger sellers who want to connect to Square. By strategically leveraging these tools, sellers can more deeply enrich our platform and grow their businesses with customized omnichannel solutions that meet their bespoke needs.

We determine seller size based on annualized GPV during the applicable quarter. A mid-market seller generates more than $500,000 in annualized GPV. GPV does not include transactions from the BNPL platform because GPV is related only to transaction-based revenue and not to subscription and services-based revenue.

BLOCK Q3 2022 6

1. PayPay internal data, September 2022; Z Holdings Corporation, August 2022.

Schomp Automotive, a family-owned and -operated car dealership headquartered in Colorado with more than $50 million in annualized GPV, has utilized Square’s developer platform to scale their business across 12 locations. As their operations became more complex, they built an integration with Terminal API to accept Square payments and streamline processes with automatic reconciliation. With their previous provider, enabling payment processing at a new Schomp location would take up to six weeks; with Square, the process takes about two hours on average. By supporting customized commerce experiences for in-person, online, and mobile payments, we believe our developer platform can help strategically expand the sizes and types of businesses we serve — particularly upmarket sellers as they adopt increasingly diverse businesses and verticals. During the third quarter, nearly 50% of GPV from mid-market sellers was generated by sellers connected to our open developer platform.

Expanding globally

We remain focused on strengthening our international presence by expanding product capabilities and improving product parity in both new and existing markets. In Japan, QR code payments are growing rapidly. PayPay is the dominant QR code wallet in Japan, with over 51 million customers and more than two-thirds of the country’s QR code GPV.¹ To meet this demand, during the third quarter we began allowing sellers to accept PayPay QR code payments in person via Square POS, Square for Retail, and Square Appointments. As we continue to improve product parity in our existing international markets, global expansion for Square Banking has been a top priority: Most recently, we introduced Instant Transfers in Australia and Square Loans in the UK. Additionally, we have expanded the payment methods we support by launching our BNPL offering in Canada and the UK, helping Square sellers attract new shoppers and drive incremental revenue.

Square gross profit in markets outside the U.S. includes contributions from the BNPL platform during the third quarter of 2022. Excluding the BNPL platform, Square gross profit in markets outside the U.S. was $75 million, representing 11% of Square gross profit.

BLOCK Q3 2022 7

Reconciliations of non-GAAP metrics used in this letter to their nearest GAAP equivalents are provided at the end of this letter.

The BNPL platform was acquired through the acquisition of Afterpay. We recognize revenue from the BNPL platform as subscription and services-based revenue, and have allocated 50% of revenue and gross profit from the BNPL platform to each of Square and Cash App. Revenue from the BNPL platform includes fees generated from consumer receivables, late fees, and certain affiliate and advertising fees from the platform.

Financial

Discussion

REVENUE AND GROSS PROFIT

Total net revenue was $4.52 billion in the third quarter of 2022, up 17% year over year. Excluding bitcoin revenue, total net revenue in the third quarter was $2.75 billion, up 36% year over year. Gross profit was $1.57 billion, up 38% year over year and up 46% on a three-year CAGR basis. Gross profit included $19 million in amortization of acquired technology assets, the majority of which was due to the acquisition of the BNPL platform.

In the third quarter of 2022, our BNPL platform contributed $210 million of revenue and $150 million of gross profit. Excluding bitcoin and our BNPL platform, net revenue was $2.54 billion, up 25% year over year and up 32% on a three-year CAGR basis. Excluding our BNPL platform, gross profit was $1.42 billion, up 25% on a year-over-year basis and 42% on a three-year CAGR basis.

Transaction-based revenue was $1.52 billion in the third quarter of 2022, up 17% year over year, and transaction-based gross profit was $616 million, up 13% year over year. We processed $54.4 billion in GPV in the third quarter of 2022, up 20% year over year. Transaction-based gross profit as a percentage of GPV was 1.13% in the third quarter of 2022, down 7 basis points year over year and down 1 basis point quarter over quarter.

Subscription and services-based revenue was $1.19 billion in the third quarter of 2022, up 71% year over year, and subscription and services-based gross profit was $966 million, up 70% year over year. Excluding our BNPL platform, subscription and services-based revenue was $982 million and subscription and services-based gross profit was $816 million, up 41% and 44% year over year, respectively.

Bitcoin gross profit was $37 million in the third quarter of 2022. The total sale amount of bitcoin to customers, which we recognize as bitcoin revenue, was $1.76 billion. Bitcoin gross profit was 2% of bitcoin revenue.

Note: Square GPV and Cash App Business GPV are represented as a percent of total GPV. Cash App Business GPV consists of peer-to-peer transactions received by business accounts, Cash App Pay transactions, and peer-to-peer payments sent from a credit card. GPV does not include transactions from the BNPL platform because GPV is related only to transaction-based revenue and not to subscription and services-based revenue.

BLOCK Q3 2022 8

CASH APP ECOSYSTEM REVENUE

AND GROSS PROFIT

In the third quarter of 2022, Cash App generated $2.68 billion of revenue and $774 million of gross profit. On a year-over-year basis, Cash App revenue and gross profit grew 12% and 51%, respectively, and on a three-year CAGR basis, Cash App revenue and gross profit grew 106% and 84%, respectively. Excluding bitcoin and our BNPL platform, Cash App revenue was $817 million, up 41% year over year and 73% on a three-year CAGR basis.

Our BNPL platform contributed $105 million of revenue and $75 million of gross profit to Cash App in the third quarter of 2022. Excluding our BNPL platform, Cash App generated $700 million of gross profit, up 37% on a year-over-year basis and 78% on a three-year CAGR basis.

We drove growth in net new transacting actives and strong engagement across products in our Cash App ecosystem. Inflows per transacting active were $1,046 in the third quarter of 2022, relatively stable quarter over quarter and year over year and up 17% on a three-year CAGR basis. Overall inflows increased quarter over quarter and year over year.

Cash App Business GPV was $4.3 billion, up 16% year over year and 85% on a three-year CAGR basis. Cash App Business GPV consists of peer-to-peer transactions received by business accounts, Cash App Pay transactions, and peer-to-peer payments sent from a credit card. Cash App generated $118 million of transaction-based revenue during the third quarter of 2022, up 15% year over year and 83% on a three-year CAGR basis. Growth was driven by an increase in the number of business accounts and in the number of transactions.

BLOCK Q3 2022 9

Bitcoin revenue is the total sale amount of bitcoin to customers. Bitcoin costs are the total amount we pay to purchase bitcoin in order to facilitate customers’ access to bitcoin. In future quarters, bitcoin revenue and gross profit may fluctuate as a result of changes in customer demand or the market price of bitcoin.

Cash App generated $804 million of subscription and services-based revenue during the third quarter of 2022, up 69% year over year and 79% on a three-year CAGR basis. Growth in the quarter was driven by contributions from our BNPL platform, as well as transaction fees from both Cash App Card and Instant Deposit. Excluding our BNPL platform, subscription and services-based revenue was $698 million, up 47% year over year and 71% on a three-year CAGR basis.

Cash App generated $37 million of bitcoin gross profit in the third quarter of 2022, down 12% year over year and up 159% on a three-year CAGR basis. The total sale amount of bitcoin to customers, which we recognize as bitcoin revenue, was $1.76 billion, down 3% year over year and up 128% on a three-year CAGR basis. Bitcoin revenue and gross profit were relatively consistent compared to the second quarter of 2022. The year-over-year decrease in bitcoin revenue and gross profit was driven primarily by declines in consumer demand and the price of bitcoin.

BLOCK Q3 2022 10

SQUARE ECOSYSTEM REVENUE

AND GROSS PROFIT

In the third quarter of 2022, Square generated $1.77 billion of revenue and $783 million of gross profit. On a year-over-year basis, Square revenue and gross profit grew 27% and 29%, respectively, and on a three-year CAGR basis, Square revenue and gross profit grew 25% and 29%, respectively.

Our BNPL platform contributed $105 million of revenue and $75 million of gross profit to Square in the third quarter of 2022. Excluding our BNPL platform, Square generated $1.67 billion of revenue and $708 million of gross profit, up 20% and 17% on a year-over-year basis, respectively. On a three-year CAGR basis, Square revenue and gross profit excluding our BNPL platform grew 22% and 25%, respectively.

In the third quarter of 2022, Square generated $1.40 billion of transaction-based revenue, up 17% year over year and 21% on a three-year CAGR basis, with growth from both in-person and online channels. During the quarter, Square saw a lower percentage of debit card transactions on a year-over-year basis, as the proportion of debit transactions reached levels comparable to pre-pandemic.

In the third quarter of 2022, Square GPV was up 20% year over year and 22% on a three-year CAGR basis. On a constant currency basis, Square GPV was up 22% year over year and 22% on a three-year CAGR basis. We observed the following trends in Square GPV during the third quarter of 2022.

•	Products: Card-present GPV was up 23% year over year and 22% on a three-year CAGR basis. Card-not-present GPV was up 14% year over year and 22% on a three-year CAGR basis.

•	Geographies: In the third quarter, Square GPV in our U.S. market grew 17% year over year, and growth in our international markets was 40% year over year. On a constant currency basis, Square GPV in our international markets was up 55% year over year.

BLOCK Q3 2022 11

Square generated $332 million of subscription and services-based revenue during the third quarter of 2022, up 104% year over year and 49% on a three-year CAGR basis. Excluding our BNPL platform, subscription and services-based revenue was $227 million, up 40% year over year and 32% on a three-year CAGR basis.

•	Banking: Revenue and gross profit from seller banking products achieved strong growth on a year-over-year and three-year CAGR basis. This includes Instant Transfer, Square Card, and Square Loans, which represent most of our financial services products for sellers.

•	Square Loans: Square Loans achieved strong revenue and gross profit growth during the third quarter of 2022, facilitating approximately 126,000 loans totaling $1.14 billion in originations, up 92% year over year. Square Loans benefited from $5 million of Paycheck Protection Program (PPP) loan forgiveness revenue and gross profit during the third quarter. PPP loan forgiveness revenue is primarily a near-term benefit as revenue is recognized in the period PPP loans are forgiven, and we do not expect a material benefit from PPP loan forgiveness in future quarters.

•	Software: Revenue and gross profit from software subscriptions delivered strong growth during the quarter, and gross profit growth continued to outpace overall Square gross profit growth.

Hardware revenue in the third quarter of 2022 was $43 million, up 16% year over year and 26% on a three-year CAGR basis, and generated a gross loss of $33 million as we use hardware as an acquisition tool. Revenue growth was driven primarily by strong unit sales of Square Terminal and Square Reader for contactless and chip.

CORPORATE AND OTHER REVENUE

AND GROSS PROFIT

Corporate and Other generated $56 million in revenue and $10 million in gross profit during the third quarter of 2022, and comprised areas outside Square and Cash App, which was primarily TIDAL during the quarter.

SQUARE SUBSCRIPTION AND SERVICES-BASED

REVENUE EX-PPP AND EX-BNPL PLATFORM

	Q319	Q320	Q321	Q322

Square subscription and services-based revenue	$99M	$93M	$162M	$332M

PPP loan forgiveness revenue	$0M	$0M	$13M	$5M

Square subscription and services-based revenue excluding PPP forgiveness	$99M	$93M	$149M	$327M

BNPL platform subscription and services-based revenue allocated to Square	$0M	$0M	$0M	$105M

Square subscription and services-based revenue excluding PPP forgiveness and excluding contributions from BNPL platform	$99M	$93M	$149M	$222M

BLOCK Q3 2022 12

We discuss Cash App marketing expenses because a large portion is generated by our peer-to-peer service, which we offer free to our Cash App customers, and we consider it to be a marketing tool to encourage the use of Cash App.

OPERATING EXPENSES

Operating expenses were $1.62 billion in the third quarter of 2022, up 46% year over year, and included $37 million of amortization of customer and other acquired intangible assets, primarily related to the acquisition of Afterpay. Non-GAAP operating expenses were $1.26 billion, up 39% year over year.

Product development expenses were $548 million on a GAAP basis and $331 million on a non-GAAP basis in the third quarter of 2022, up 52% and 54% year over year, respectively. The increase was driven primarily by headcount and personnel costs related to our engineering, data science, and design teams, as well as product development expenses related to our BNPL platform.

Sales and marketing expenses were $486 million on a GAAP basis and $456 million on a non-GAAP basis in the third quarter of 2022, up 19% and 16% year over year, respectively.

•	Cash App marketing expenses were up 5% year over year, driven primarily by peer-to-peer transactions and related transaction losses, and card issuance costs.

•	Other sales and marketing expenses were up 38% year over year. The increase was driven primarily by sales and marketing expenses related to our BNPL platform. Other sales and marketing expenses also include expenses related to TIDAL.

General and administrative expenses were $395 million on a GAAP basis and $312 million on a non-GAAP basis in the third quarter of 2022, up 48% and 35% year over year, respectively. The increase was due primarily to additions to customer support, human resources, finance, and legal personnel, as well as expenses related to our BNPL platform.

BLOCK Q3 2022 13

The accounting rules for bitcoin currently require us to recognize any decreases in market price below carrying value as an impairment charge, with no upward revisions recognized when the market price increases until the sale of that bitcoin. The bitcoin impairment loss is a GAAP expense. Non-GAAP operating expenses exclude bitcoin impairment losses. In order to determine fair value, Block revalues its bitcoin holdings on a daily basis using the closing price at midnight Coordinated Universal Time (UTC).

Transaction, loan, and consumer receivables losses were $148 million in the third quarter of 2022, up 137% year over year. The increase was driven primarily from consumer receivables losses related to our BNPL platform, as well as growth in Square Loans volumes and Square GPV. In the third quarter, loss rates for Square GPV, Square Loans, and BNPL consumer receivables remained consistent with historical ranges, and we will continue to monitor trends closely given the dynamic macro environment.

In the fourth quarter of 2020 and first quarter of 2021, we invested $50 million and $170 million, respectively, in bitcoin. As an indefinite-lived intangible asset, bitcoin is subject to impairment losses if the fair value of bitcoin decreases below the carrying value during the assessed period. In the third quarter of 2022, we recognized a bitcoin impairment loss of $2 million on our bitcoin investment. As of September 30, 2022, the fair value of our investment in bitcoin was $156 million based on observable market prices, which was $45 million greater than the carrying value of the investment after impairment charges.

BLOCK Q3 2022 14

Beginning in the first quarter of 2022, we have included the tax impact of the non-GAAP adjustments in determining the Adjusted EPS. We determined the adjusted provision (benefit) for income taxes by calculating the estimated annual effective tax rate based on adjusted pre-tax income and applying it to Adjusted Net Income before income taxes.

EARNINGS

In the third quarter of 2022, net loss attributable to common stockholders was $15 million, which was affected by $56 million of amortization of acquired intangible assets and a $2 million bitcoin impairment loss, which were not a part of our core operating performance; excluding these items, net income was $43 million. Net loss per share attributable to common stockholders was $0.02 on a basic and diluted basis in the third quarter of 2022, based on 593 million weighted-average basic and diluted shares outstanding.

Adjusted EBITDA was $327 million in the third quarter of 2022, compared to $233 million in the third quarter of 2021. The increase in Adjusted EBITDA compared to the prior-year period was driven by gross profit growth across our Cash App and Square ecosystems.

Adjusted Net Income Per Share (Adjusted EPS) was $0.42 on a diluted basis based on 623 million weighted-average diluted shares for the third quarter of 2022, representing a $0.18 increase year over year.

The following items affected net income (loss) during the respective periods. In the third quarter of 2022, we recognized $56 million of amortization of acquired intangible assets and a $2 million bitcoin impairment loss. In the second quarter of 2022, we recognized $57 million of amortization of acquired intangible assets, a $36 million bitcoin impairment loss, and $17 million in deal and integration-related expenses. In the first quarter of 2022, we recognized an unrealized gain of $50 million driven by the revaluation of equity investments, as well as Afterpay-related charges of $42 million of deal and integration-related expenses, $31 million of amortization of acquired intangible assets, and $66 million of one-time accelerated stock-based compensation. In the fourth quarter of 2021, we recognized a loss of $6 million driven by the adjustment to the revaluation of equity investments. In the third quarter of 2021, we recognized a loss of $7 million driven by the adjustment to the revaluation of equity investments as well as a $6 million bitcoin impairment loss.

BLOCK Q3 2022 15

BALANCE SHEET/CASH FLOW

We ended the third quarter of 2022 with $7.1 billion in available liquidity, with $6.5 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $600 million available to be withdrawn from our revolving credit facility. Additionally, we had $1.2 billion available to be withdrawn under our warehouse funding facilities, to support funding of growth in our consumer receivables related to our BNPL platform.

In the third quarter of 2022, Adjusted EBITDA contributed positively to our cash balance. Our cash balance was affected by cash outflows due to repayments of PPP Liquidity Facility advances.

BLOCK Q3 2022 16

Trends and Forward-Looking Commentary

	Q3 2022 YoY Growth %	Oct 2022 YoY Growth %	Q3 2022 3-year CAGR	Oct 2022 3-year CAGR
BUSINESS TRENDS
Block Gross Profit	38%	37%	46%	46%
Block Gross Profit (excluding BNPL)	25%	24%	42%	42%

Note: The table above presents preliminary gross profit growth estimates for the month of October 2022. These represent our current estimates as we have not yet finalized our financial statements for the month of October, and our monthly results are not subject to interim review by our auditors. As a result, actual October results may differ from these preliminary estimates.

OPERATING EXPENSES	Q4 2022	QoQ increase ($)
Block Non-GAAP Operating Expenses	$1,465M	$206M
Block Non-GAAP Operating Expenses (excluding BNPL)	$1,250M	$162M

On a GAAP basis, we currently expect to recognize approximately $57 million in quarterly expenses related to amortization of intangible assets through the remainder of 2022 and over the next few years, based on the intangible assets as of September 30, 2022. This quarterly expense includes approximately $19 million recognized in cost of sales and approximately $38 million in operating expenses. These amounts may be affected by fluctuations in foreign exchange rates in future periods.

In the fourth quarter of 2022, we expect our share-based compensation expense to increase quarter over quarter on a dollar basis. Share-based compensation expenses are not included in non-GAAP operating expenses.

We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP operating expenses or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter.

BLOCK Q3 2022 17

MEDIA CONTACT

press@block.xyz

INVESTOR RELATIONS CONTACT

ir@block.xyz

Earnings

Webcast

Block (NYSE:SQ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time, November 3, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Block’s Investor Relations website at investors.block.xyz. A replay will be available on the same website following the call.

We will release financial results for the fourth quarter of 2022 on February 23, 2023, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Jack Dorsey	Amrita Ahuja

BLOCK Q3 2022 18

“We love Square’s fully-integrated ecosystem — it has definitely helped us to spend more time doing the things we’d rather be doing. When we opened the salon, and we were looking for a booking solution, Square Appointments just made perfect sense. Then, we added Square Marketing … and Square Loyalty. Payroll was another huge one; as our employee count grew, we didn't really want to handle the manual and complex process of paying 85 people every week within our accounting software. These are major milestones for us; Square offers powerful solutions that really helped us grow our business.” –Rudy Temiz and Greg Ferreira, co-founders of Live By The Sword

That pgLang commerical was sick – invest in yourself, let that slow money steady grow instead of putting all your chips in 1 basket. 25 seconds to give game to the masses. Love it. @pgLang @CashApp @kendricklamar @dwmaw541 Via Twitter This round up by @CashApp is LEGIT. I forget about it, then look, and money building nicely into these investments @YungLoc_EVA Via Twitter Just switched to @CashApp for my direct deposit and now my paychecks come in on #Wednesday @alan_birbal Via Twitter I love using my cash app card to pay! And the digital wallet one too! $MrsCereces @onlyonenessaa Via Instagram @cashapp thanks for adding this it is going to be so awesome to be able to choose Cash App Pay!!!! @fatbotssl13 Via Instagram

SAFE HARBOR STATEMENT

This letter contains “forward-looking statements” within the meaning of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Block, Inc. and its consolidated subsidiaries (the Company); the Company’s strategies, including expected impact of such strategies on our customers, actives, and sellers as well as our business and financial performance, expected financial results, guidance, and general business outlook for current and future periods; the Company’s integration of Afterpay into its Square and Cash App businesses, and its impacts on the Company’s business and financial results; future profitability and growth in the Company’s businesses and products and the Company’s ability to drive such profitability and growth; the Company’s expectations regarding scale, economics, and the demand for or benefits from its products, product features, and services; the Company’s product development plans; the ability of the Company’s products to attract and retain customers, particularly in new or different markets or demographics; trends in the Company’s markets and the continuation of such trends; the Company’s expectations and intentions regarding future expenses, including future transaction and loan losses and the Company’s estimated reserves for such losses; and the Company’s bitcoin investments and strategy as well as the potential financial impact and volatility; and management’s statements related to business strategy, plans, investments, opportunities, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions.

Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, a continued or prolonged economic downturn in the United States and in other countries around the world; the Company’s investments in its business and ability to maintain profitability; the Company’s efforts to expand its product portfolio and market reach; the Company’s ability to develop products and services to address the rapidly evolving market for payments and financial services; the Company’s ability to deal with the substantial and increasingly intense competition in its industry; acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions that the Company may undertake; the integration of Afterpay; uncertainty around the impacts of the COVID-19 pandemic and the related effects of government and other measures; the Company’s ability to ensure the integration of its services with a variety of operating systems and the interoperability of its technology with that of third parties; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s dependence on payment card networks and acquiring processors; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; the effect of management changes and business initiatives; the liabilities and loss potential associated with new products, product features, and services; litigation, including intellectual property claims, government investigations or inquiries, and regulatory matters or disputes; adoption of the Company’s products and services in international markets; changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022. All forward-looking statements represent management’s current expectations and predictions regarding trends affecting the Company’s business and industry and are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

BLOCK Q3 2022 21

KEY OPERATING METRICS AND

NON-GAAP FINANCIAL MEASURES

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), from period to period, we consider and present certain operating and financial measures that we consider key metrics or are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS), constant currency, and non-GAAP operating expenses as well as other measures defined in this letter such as measures excluding bitcoin revenue or gross profit, bitcoin impairment loss, measures excluding gains or losses on equity investments, measures excluding amortization of intangibles, measures excluding our BNPL platform, and measures excluding both our BNPL platform and bitcoin revenue or gross profit. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers.

We define GPV as the total dollar amount of all card payments processed by sellers using Square, net of refunds, and ACH transfers. Additionally, GPV includes Cash App Business GPV, which comprises Cash App activity related to peer-to-peer transactions received by business accounts, Cash App Pay transactions, and peer-to-peer payments sent from a credit card.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), and Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS) are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of share-based compensation expenses; amortization of intangible assets; gain or loss on revaluation of equity investments; bitcoin impairment loss; and the gain or loss on the disposal of property and equipment, as applicable. We also exclude certain transaction and integration costs associated with business combinations, and various other costs that are not part of our core operating performance. Transaction costs include amounts paid to redeem acquirees’ unvested stock-based compensation awards, and legal, accounting, and due diligence costs. Integration costs include advisory and other professional services or consulting fees necessary to integrate acquired businesses. Other costs that are non-recurring operating expenses may include contingent losses, litigation, and regulatory charges. We also add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. In addition to the items above, Adjusted EBITDA is a non-GAAP financial measure that also excludes depreciation and amortization, interest income and expense, other income and expense, and provision or benefit from income taxes, as applicable. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

Constant currency growth is a non-GAAP financial measure that is calculated by assuming international results in a given period and the comparative prior period are translated from local currencies to the U.S. dollar at rates consistent with an average of daily rates in the comparative prior period. We discuss growth on a constant currency basis because a portion of our business operates in markets outside the U.S. and is subject to changes in foreign exchange rates.

Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of share-based compensation, depreciation and amortization, bitcoin impairment loss, loss on disposal of property and equipment, and acquisition-related integration and other costs.

We have included Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges. We have included measures excluding the BNPL platform because we believe these measures are useful in understanding the ongoing results of our operations. We have included measures excluding bitcoin revenue because our role is to facilitate customers’ access to bitcoin. When customers buy bitcoin through Cash App, we only apply a small margin to the market cost of bitcoin, which tends to be volatile and outside our control. Therefore, we believe deducting bitcoin revenue or gross profit better reflects the economic benefits as well as our performance from these transactions. We also include measures that exclude both the BNPL platform and bitcoin revenue or gross profit in order to further facilitate comparison of our business without bitcoin revenue or gross profit to periods prior to the acquisition of BNPL. We have included measures excluding gains or losses on equity investments as well as bitcoin impairment losses because we believe these measures are useful in understanding our operating results without regard to gains and losses due to non-operating market fluctuations of our investments.

Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, such as measures excluding our BNPL platform, bitcoin revenue, bitcoin impairment loss, and measures excluding gains or losses on equity investments, have limitations as financial measures, should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP.

We believe that the aforementioned metrics and measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts, or they remove amounts that were not repeated across periods and therefore make comparisons more difficult. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP. Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

BLOCK Q3 2022 22

Condensed Consolidated

Statements of Operations

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		NINE MONTHS ENDED

	Sept 30, 2022	Sept 30 2021	Sept 30, 2022	Sept 30, 2021
Revenue:
Transaction-based revenue	$1,517,890	$1,297,040	$4,226,566	$3,484,245

Subscription and services-based revenue	1,191,511	694,770	3,245,924	1,937,629

Hardware revenue	43,388	37,255	128,765	109,769

Bitcoin revenue	1,762,752	1,815,662	5,279,430	8,051,026

Total net revenue	4,515,541	3,844,727	12,880,685	13,582,669

Cost of revenue:

Transaction-based costs	901,990	751,794	2,493,988	1,958,423

Subscription and services-based costs	225,903	128,177	622,031	337,559

Hardware costs	76,002	51,150	223,160	153,035

Bitcoin costs	1,726,051	1,774,040	5,157,935	7,879,816

Amortization of acquired technology assets	18,506	6,351	51,874	16,056

Total cost of revenue	2,948,452	2,711,512	8,548,988	10,344,889

Gross profit	1,567,089	1,133,215	4,331,697	3,237,780

Operating expenses:

Product development	548,037	360,729	1,531,088	992,498

Sales and marketing	485,838	409,073	1,518,227	1,132,411

General and administrative	395,437	267,348	1,235,306	683,969

Transaction, loan, and consumer receivable losses	147,586	62,306	395,433	130,874

Bitcoin impairment losses	1,619	6,000	37,580	71,126

Amortization of customer and other acquired intangible assets	37,361	4,763	103,414	11,176

Total operating expenses	1,615,878	1,110,219	4,821,048	3,022,054

Operating income (loss)	(48,789)	22,996	(489,351)	215,726

Interest expense, net	6,042	13,409	34,756	20,126

Other expense (income), net	(18,798)	12,011	(71,036)	(36,249)

Income (loss) before income tax	(36,033)	(2,424)	(453,071)	231,849

Provision (benefit) for income taxes	(17,289)	452	(17,687)	(7,961)

Net income (loss)	(18,744)	(2,876)	(435,384)	239,810

Less: Net loss attributable to noncontrolling interests	(4,033)	(2,960)	(8,460)	(3,303)

Net income (loss) attributable to common stockholders	$(14,711)	$84	$(426,924)	$243,113

Net income (loss) per share attributable to common stockholders:

Basic	$(0.02)	$—	$(0.75)	$0.53

Diluted	$(0.02)	$—	$(0.75)	$0.48

Weighted-average shares used to compute net income
(loss) per share attributable to common stockholders:

Basic	592,672	460,654	572,234	455,203

Diluted	592,672	504,120	572,234	519,713

BLOCK Q3 2022 23

Condensed Consolidated

Balance Sheets

In thousands, except share and per share data

	Sept 30, 2022	Dec 31, 2021
Assets	(UNAUDITED)
Current assets:

Cash and cash equivalents	$4,331,787	$4,443,669

Investments in short-term debt securities	1,052,973	869,283

Settlements receivable	1,761,694	1,171,612

Customer funds	2,983,658	2,830,995

Consumer receivables, net	1,252,127	—

Loans held for sale	462,980	517,940

Safeguarding asset related to bitcoin held for other parties	527,669	1,100,596

Other current assets	1,175,873	687,429

Total current assets	13,548,761	11,621,524

Property and equipment, net	316,378	282,140

Goodwill	11,557,984	519,276

Acquired intangible assets, net	2,030,876	257,049

Investments in long-term debt securities	802,880	1,526,430

Operating lease right-of-use assets	425,519	449,406

Other non-current assets	438,534	370,535

Total assets	$29,120,932	$15,026,360

Liabilities and Stockholders’ Equity

Current liabilities:

Customers payable	$4,891,015	$3,979,624

Settlements payable	329,796	254,611

Accrued expenses and other current liabilities	968,495	638,854

Current portion of long-term debt	460,170	455

Safeguarding obligation liability related to bitcoin held for other parties	527,669	1,100,596

Operating lease liabilities, current	70,304	64,027

PPP Liquidity Facility advances	31,116	497,533

Total current liabilities	7,278,565	6,535,700

Deferred tax liabilities	159,498	15,236

Warehouse funding facilities	479,422	—

Long-term debt	4,107,245	4,559,208

Operating lease liabilities, non-current	369,798	395,017

Other non-current liabilities	196,466	207,610

Total liabilities	12,590,994	11,712,771

Commitments and contingencies (Note 20)

Stockholders’ equity:

Preferred stock, $0.0000001 par value: 100,000,000 shares authorized at September 30, 2022 and December 31, 2021. None issued and outstanding at September 30, 2022 and December 31, 2021.	—	—

Class A common stock, $0.0000001 par value: 1,000,000,000 shares authorized at September 30, 2022 and December 31, 2021; 535,879,345 and 403,237,209 issued and outstanding at September 30, 2022 and December 31, 2021, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000,000 shares authorized at September 30, 2022 and December 31, 2021; 60,657,578 and 61,706,578 issued and outstanding at September 30, 2022 and December 31, 2021, respectively.	—	—

Additional paid-in capital	17,999,192	3,317,255

Accumulated other comprehensive loss	(1,046,639)	(16,435)

Accumulated deficit	(454,889)	(27,965)

Total stockholders’ equity attributable to common stockholders	16,497,664	3,272,855

Noncontrolling interests	32,274	40,734

Total stockholders’ equity	16,529,938	3,313,589

Total liabilities and stockholders’ equity	$29,120,932	$15,026,360

BLOCK Q3 2022 24

Condensed Consolidated

Statements of Cash Flows

UNAUDITED

In thousands

	NINE MONTHS ENDED

	Sept 30, 2022	Sept 30, 2021

Cash Flows from Operating Activities
Net income (loss)	$(435,384)	$239,810

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	249,616	95,707

Non-cash interest and other	(371,298)	20,368

Non-cash lease expense	70,958	61,978

Share-based compensation	794,794	429,999

Loss (gain) on revaluation of equity investments	(43,914)	(41,007)

Transaction, loan, and consumer receivable losses	395,433	130,874

Bitcoin impairment losses	37,580	71,126

Change in deferred income taxes	(47,503)	(5,224)

Changes in operating assets and liabilities:

Settlements receivable	(793,460)	(337,893)

Customer funds	—	—

Purchases and originations of loans	(4,684,598)	(2,285,306)

Proceeds from payments and forgiveness of loans	4,643,899	1,952,142

Customers payable	599,886	235,624

Settlements payable	75,185	10,440

Other assets and liabilities	(360,660)	74,838

Net cash provided by operating activities	130,534	653,476

Cash Flows from Investing Activities

Purchase of marketable debt securities	(521,692)	(2,343,446)

Proceeds from maturities of marketable debt securities	769,276	609,377

Proceeds from sale of marketable debt securities	236,524	558,724

Purchase of marketable debt securities from customer funds	—	(488,851)

Proceeds from maturities of marketable debt securities from customer funds	73,000	456,481

Proceeds from sale of marketable debt securities from customer funds	316,576	10,000

Originations of consumer receivables	(12,286,091)	—

Principal repayments of consumer receivables	12,538,992	—

Purchase of property and equipment	(121,709)	(98,028)

Purchase of bitcoin investments	—	(170,000)

Purchase of other investments	(39,079)	(47,550)

Proceeds from sale of equity investments	—	420,644

Business combinations, net of cash acquired	539,453	(163,970)

Net cash provided by (used in) investing activities	1,505,250	(1,256,619)

Cash Flows from Financing Activities

Proceeds from issuance of senior notes, net	—	1,971,828

Proceeds of PPP Liquidity Facility advances	—	681,542

Repayments of PPP Liquidity Facility advances	(466,417)	(419,978)

Payments to redeem convertible notes	(1,071,788)	—

Proceeds from warehouse facilities borrowings	711,455	—

Repayments of warehouse facilities borrowings	(310,729)	—

Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	49,233	84,866

Payments for tax withholding related to vesting of restricted stock units	(4,734)	(312,406)

Other financing activities	—	(7,112)

Net increase in non-interest bearing deposits	58,909	—

Change in customer funds, restricted from use in the Company’s operations	152,663	611,282

Net cash provided by (used in) financing activities	(881,408)	2,610,022

Effect of foreign exchange rate on cash and cash equivalents	(94,972)	(14,311)

Net increase in cash, cash equivalents, restricted cash, and customer funds	659,404	1,992,568

Cash, cash equivalents, restricted cash, and customer funds, beginning of the period	6,975,090	4,793,171

Cash, cash equivalents, restricted cash, and customer funds, end of the period	$7,634,494	$6,785,739

BLOCK Q3 2022 25

Reportable Segment Disclosures

UNAUDITED

Information on the reportable segments revenue and segment operating profit are as follows (in thousands):

		THREE MONTHS ENDED				NINE MONTHS ENDED
		SEPT 30, 2022				SEPT 30, 2022
		(UNAUDITED)				(UNAUDITED)

	Cash App	Square	Corporate and Other(i)	Total	Cash App	Square	Corporate and Other(i)	Total
Revenue

Transaction-based revenue	$118,459	$1,399,431	$—	$1,517,890	$343,768	$3,882,798	$—	$4,226,566

Subscription and services-based revenue	803,673	331,703	56,135	1,191,511	2,146,163	932,188	167,573	3,245,924

Hardware revenue	—	43,388	—	43,388	—	128,765	—	128,765

Bitcoin revenue	1,762,752	—	—	1,762,752	5,279,430	—	—	5,279,430

Segment revenue (ii)	2,684,884	1,774,522	56,135	4,515,541	7,769,361	4,943,751	167,573	12,880,685

Segment gross profit (iii)	$774,470	$782,968	$9,651	$1,567,089	$2,103,023	$2,199,628	$29,046	$4,331,697

		THREE MONTHS ENDED				NINE MONTHS ENDED
		SEPT 30, 2021				SEPT 30, 2021
		(UNAUDITED)				(UNAUDITED)

	Cash App	Square	Corporate and Other(i)	Total	Cash App	Square	Corporate and Other(i)	Total
Revenue

Transaction-based revenue	$103,192	$1,193,848	$—	$1,297,040	$306,101	$3,178,144	$—	$3,484,245

Subscription and services-based revenue	474,779	162,341	57,650	694,770	1,406,313	434,673	96,643	1,937,629

Hardware revenue	—	37,255	—	37,255	—	109,769	—	109,769

Bitcoin revenue	1,815,662	—	—	1,815,662	8,051,026	—	—	8,051,026

Segment revenue	2,393,633	1,393,444	57,650	3,844,727	9,763,440	3,722,586	96,643	13,582,669

Segment gross profit	$511,717	$606,225	$15,273	$1,133,215	$1,553,255	$1,659,378	$25,147	$3,237,780

		THREE MONTHS ENDED				NINE MONTHS ENDED
		SEPT 30, 2020				SEPT 30, 2020
		(UNAUDITED)				(UNAUDITED)

	Cash App	Square	Corporate and Other(i)	Total	Cash App	Square	Corporate and Other(i)	Total
Revenue

Transaction-based revenue	$80,721	$844,573	$—	$925,294	$162,197	$2,203,770	$—	$2,365,967

Subscription and services-based revenue	354,110	93,412	—	447,522	818,991	271,041	—	1,090,032

Hardware revenue	—	27,294	—	27,294	—	67,291	—	67,291

Bitcoin revenue	1,633,764	—	—	1,633,764	2,815,318	—	—	2,815,318

Segment revenue	2,068,595	965,279	—	3,033,874	3,796,506	2,542,102	—	6,338,608

Segment gross profit	$385,124	$409,331	$—	$794,455	$848,919	$1,080,800	$—	$1,929,719

(i) Corporate and other represents results related to products and services that are not assigned to a specific reportable segment. Comparable prior period amounts have not been disclosed as they were not material.

(ii) The revenue for both Cash App and Square for the three and nine months ended September 30, 2022 includes $105.0 million and $273.9 million respectively, from Afterpay post-acquisition results following the closing of the acquisition.

(iii) The gross profit for both Cash App and Square for the three and nine months ended September 30, 2022 includes $74.9 million and $195.8 million respectively, from Afterpay post-acquisition results following the closing of the acquisition.

BLOCK Q3 2022 26

Operating Segment Disclosures

UNAUDITED

Information on the reportable segments revenue and segment operating profit are as follows (in thousands):

		THREE MONTHS ENDED				NINE MONTHS ENDED
		SEPT 30, 2019				SEPT 30, 2019
		(UNAUDITED)				(UNAUDITED)

	Cash App	Square	Corporate and Other(i)	Total	Cash App	Square	Corporate and Other(i)	Total
Revenue

Transaction-based revenue	$19,216	$797,406	$—	$816,622	$51,462	$2,197,432	$—	$2,248,894

Subscription and services-based revenue	139,539	99,315	—	238,854	354,575	264,599	—	619,174

Hardware revenue	—	21,766	—	21,766	—	62,238	—	62,238

Bitcoin revenue	148,285	—	—	148,285	338,898	—	—	338,898

Segment revenue	307,040	918,487	—	1,225,527	744,935	2,524,269	—	3,269,204

Segment gross profit	$123,490	$363,884	$—	$487,374	$313,642	$1,011,595	$—	$1,325,237

A reconciliation of total segment gross profit to the Company’s income (loss)

before applicable income taxes is as follows (in thousands):

	THREE MONTHS ENDED			NINE MONTHS ENDED
	(UNAUDITED)				(UNAUDITED)

	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020

Total segment gross profit	$1,567,089	$1,133,215	$794,455	$4,331,697	$3,237,780	$1,929,719

Less: Product development	548,037	360,729	226,567	1,531,088	992,498	628,378

Less: Sales and marketing	485,838	409,073	348,463	1,518,227	1,132,411	781,094

Less: General and administrative	395,437	267,348	153,902	1,235,306	683,969	419,783

Less: Transaction, loan, and consumer receivable losses	147,586	62,306	15,198	395,433	130,874	161,684

Less: Bitcoin impairment losses	1,619	6,000	—	37,580	71,126	—

Less: Amortization of customer and other	37,361	4,763	983	103,414	11,176	2,778

intangible assets

Less: Interest expense, net	6,042	13,409	14,980	34,756	20,126	38,955

Less: Other income, net	(18,798)	12,011	(784)	(71,036)	(36,249)	(20,513)

Income (loss) before applicable income taxes	$(36,033)	$(2,424)	$35,146	$(453,071)	$231,849	$(82,440)

(i) Corporate and other represents results related to products and services that are not assigned to a specific reportable segment. Comparable prior period amounts have not been disclosed as they were not material.

BLOCK Q3 2022 27

Key Operating Metrics and

Non-GAAP Financial Measures

UNAUDITED

In thousands, except GPV and per share data

	THREE MONTHS ENDED				NINE MONTHS ENDED
	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020	Sept 30, 2019	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020	Sept 30, 2019

Gross Payment Volume (“GPV”) (in millions)	$54,373	$45,426	$31,729	$28,228	$150,376	$121,392	$80,272	$77,599

Adjusted EBITDA (in thousands)	$327,360	$233,406	$181,320	$131,323	$710,063	$829,475	$288,582	$298,324

Adjusted Net Income Per Share:

Basic	$0.44	$0.28	$0.39 $	$0.28	$0.83	$1.21	$0.57	$0.65

Diluted	$0.42	$0.25	$0.34 $	$0.25	$0.78	$1.06	$0.51	$0.57

					THREE MONTHS ENDED
					Sept 30, 2022	Sept 30, 2021	Sept 30, 2020	Sept 30, 2019

GPV Square					$50,037	$41,686	$28,772	$27,543

GPV Cash App					$4,336	$3,740	$2,957	$685

Total GPV					$54,373	$45,426	$31,729	$28,228

Adjusted EBITDA

UNAUDITED

In thousands

	THREE MONTHS ENDED			NINE MONTHS ENDED
	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020

Net income (loss) attributable to common stockholders	$(14,711)	$84	$36,515	$(426,924)	$243,113	$(80,854)

Net loss attributable to noncontrolling interests	(4,033)	(2,960)	—	(8,460)	(3,303)	—

Net income (loss)	(18,744)	(2,876)	36,515	(435,384)	239,810	(80,854)

Share-based compensation expense	262,733	165,011	110,389	794,794	429,999	283,872

Depreciation and amortization	88,721	38,110	20,624	249,616	95,705	61,741

Acquisition-related, integration and other costs	23,470	308	359	116,602	14,626	3,939

Interest expense, net	6,042	13,409	14,980	34,756	20,126	38,955

Other expense (income), net	(18,798)	12,011	(784)	(71,036)	(36,249)	(20,513)

Bitcoin impairment losses	1,619	6,000	—	37,580	71,126	—

Provision (benefit) for income taxes	(17,289)	452	(1,369)	(17,687)	(7,961)	(1,586)

Loss (gain) on disposal of property and equipment	(447)	877	396	635	1,866	2,095

Acquired deferred revenue adjustment	88	159	281	309	606	1,240

Acquired deferred cost adjustment	(35)	(55)	(71)	(122)	(179)	(307)

Adjusted EBITDA	$327,360	$233,406	$181,320	$710,063	$829,475	$288,312

BLOCK Q3 2022 28

Select Financial Results Excluding

Bitcoin and Buy Now Pay Later

(“BNPL”) Platform

UNAUDITED

In thousands

	THREE MONTHS ENDED				NINE MONTHS ENDED

	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020	Sept 30, 2019	Sept 30, 2022	Sept.30, 2021	Sept 30, 2020	Sept 30, 2019

Total net revenue (GAAP)	$4,515,541	$3,844,727	$3,033,874	$1,266,474	$12,880,685	$13,582,669	$6,338,608	$3,400,071

Less: Bitcoin contribution to total net revenue	1,762,752	1,815,662	1,633,764	148,285	5,279,430	8,051,026	2,815,318	338,898

Less: BNPL Platform contribution to total net revenue	209,933	—	—	—	547,822	—	—	—

Total net revenue, excluding Bitcoin and BNPL Platform	$2,542,856	$2,029,065	$1,400,110	$1,118,189	$7,053,433	$5,531,643	$3,523,290	$3,061,173

	THREE MONTHS ENDED				NINE MONTHS ENDED

	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020	Sept 30, 2019	Sept 30, 2022	Sept.30, 2021	Sept 30, 2020	Sept 30, 2019

Gross Profit (GAAP)	$1,567,089	$1,133,215	$794,455	$500,037	$4,331,697	$3,237,780	$1,929,719	$1,362,636

Less: BNPL Platform contribution to gross profit	149,730	—	—	—	391,659	—	—	—

Total gross profit, excluding BNPL Platform	$1,417,359	$1,133,215	$794,455	$500,037	$3,940,038	$3,237,780	$1,929,719	$1,362,636

	THREE MONTHS ENDED				NINE MONTHS ENDED

	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020	Sept 30, 2019	Sept 30, 2022	Sept.30, 2021	Sept 30, 2020	Sept 30, 2019

Bitcoin Revenue	$1,762,752	$1,815,662	$1,633,764	$148,285	$5,279,430	$8,051,026	$2,815,318	$338,898

Bitcoin costs	1,726,051	1,774,040	1,601,615	146,167	5,157,935	7,879,816	2,759,082	333,801

Bitcoin gross profit	$36,701	$41,622	$32,149	$2,118	$121,495	$171,210	$56,236	$5,097

	THREE MONTHS ENDED				NINE MONTHS ENDED

	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020	Sept 30, 2019	Sept 30, 2022	Sept.30, 2021	Sept 30, 2020	Sept 30, 2019

Cash App revenue (GAAP)	$2,684,884	$2,393,633	$2,068,595	$307,040	$7,769,361	$9,763,440	$3,796,506	$744,935

Less: Bitcoin contribution to Cash App revenue	1,762,752	1,815,662	1,633,764	148,285	5,279,430	8,051,026	2,815,318	338,898

Less: BNPL Platform contribution to Cash App revenue	104,967	—	—	—	273,911	—	—	—

Total Cash App revenue,excluding Bitcoin and BNPL Platform	$817,165	$577,971	$434,831	$158,755	$2,216,020	$1,712,414	$981,188	$406,037

			THREE MONTHS ENDED			NINE MONTHS ENDED

			Sept 30, 2022	Sept 30, 2021	Sept 30, 2020	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020

Square gross profit (GAAP)			$782,968	$606,225	$409,331	$2,199,628	$1,659,378	$1,080,800

Less: Square gross profit – U.S.			662,050	552,867	378,166	1,875,958	1,518,960	1,010,403

Total Square Gross profit – International			120,918	53,358	31,165	323,670	140,418	70,397

Less: BNPL Platform contribution to Square gross profit – International			45,828	—	—	123,449	—	—

Total Square gross profit – International, excluding Bitcoin and BNPL Platform			$75,090	$53,358	$31,165	$200,221	$140,418	$70,397

BLOCK Q3 2022 29

Select Financial Results Excluding

Bitcoin and Buy Now Pay Later

(“BNPL”) Platform, Continued

UNAUDITED

In thousands

	THREE MONTHS ENDED			NINE MONTHS ENDED

	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020

Subscription and services-based revenue (GAAP)	$1,191,511	$694,770	$447,522	$3,245,924	$1,937,629	$1,090,032

Less: BNPL Platform contribution to subscription and services-based revenue	209,933	—	—	547,822	—	—

Total subscription and services-based revenue, excluding BNPL Platform	$981,578	$694,770	$447,522	$2,698,102	$1,937,629	$1,090,032

Subscription and services-based costs (GAAP)	$225,903	$128,177	$66,786	$622,031	$337,559	$157,666

Less: BNPL Platform contribution to subscription and services-based costs	60,203	—	—	156,163	—	—

Total subscription and services-based costs, excluding BNPL Platform	$165,700	$128,177	$66,786	$465,868	$337,559	$157,666

Subscription and services-based gross profit (GAAP)	$965,608	$566,593	$380,736	$2,623,893	$1,600,070	$932,366

Less: BNPL Platform contribution to subscription and services-based gross profit	149,730	—	—	391,659	—	—

Total subscription and services-based gross profit, excluding BNPL Platform	$815,878	$566,593	$380,736	$2,232,234	$1,600,070	$932,366

	THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED
	SEPT 30, 2022		SEPT 30, 2021		SEPT 30, 2020		SEPT 30, 2019
	Cash App	Square	Cash App	Square	Cash App	Square	Cash App	Square
Segment revenue (GAAP)	$2,684,884	$1,774,522	$2,393,633	$1,393,444	$2,068,595	$965,279	$307,040	$918,487

Less: BNPL Platform contribution to segment revenue	104,967	104,967	—	—	—	—	—	—

Total segment revenue, excluding BNPL Platform	2,579,917	1,669,555	2,393,633	1,393,444	2,068,595	965,279	307,040	918,487

Segment cost of revenue (GAAP)	1,910,414	991,554	1,881,916	787,219	1,683,471	555,948	183,550	554,603

Less: BNPL Platform contribution to segment cost of revenue	30,102	30,102	—	—	—	—	—	—

Total segment cost of revenue, excluding BNPL Platform	1,880,312	961,452	1,881,916	787,219	1,683,471	555,948	183,550	554,603

Segment gross profit (GAAP)	774,470	782,968	511,717	606,225	385,124	409,331	123,490	363,884

Less: BNPL Platform contribution to segment gross profit	74,865	74,865	—	—	—	—	—	—

Total segment gross profit, excluding BNPL Platform	$699,605	$708,103	$511,717	$606,225	$385,124	$409,331	$123,490	$363,884

BLOCK Q3 2022 30

Select Financial Results Excluding

Bitcoin and Buy Now Pay Later

(“BNPL”) Platform, Continued

UNAUDITED

In thousands

	NINE MONTHS ENDED		NINE MONTHS ENDED		NINE MONTHS ENDED		NINE MONTHS ENDED
	SEPT 30, 2022		SEPT 30, 2021		SEPT 30, 2020		SEPT 30, 2019

	Cash App	Square	Cash App	Square	Cash App	Square	Cash App	Square
Segment revenue (GAAP)	$7,769,361	$4,943,751	$9,763,440	$3,722,586	$3,796,506	$2,542,102	$744,935	$2,524,269
Less: BNPL Platform contribution to segment revenue	273,911	273,911	—	—	—	—	—	—

Total segment revenue, excluding BNPL Platform	7,495,450	4,669,840	9,763,440	3,722,586	3,796,506	2,542,102	744,935	2,524,269

Segment cost of revenue (GAAP)	5,666,338	2,744,123	8,210,185	2,063,208	2,947,587	1,461,302	431,293	1,512,674
Less: BNPL Platform contribution to segment cost of revenue	78,081	78,081	—	—	—	—	—	—

Total segment cost of revenue, excluding BNPL Platform	5,588,257	2,666,042	8,210,185	2,063,208	2,947,587	1,461,302	431,293	1,512,674

Segment gross profit (GAAP)	2,103,023	2,199,628	1,553,255	1,659,378	848,919	1,080,800	313,642	1,011,595
Less: BNPL Platform contribution to segment gross profit	195,830	195,830	—	—	—	—	—	—

Total segment gross profit, excluding BNPL Platform	$1,907,193	$2,003,798	$1,553,255	$1,659,378	$848,919	$1,080,800	$313,642	$1,011,595

BLOCK Q3 2022 31

Select Financial Results Excluding

Bitcoin and Buy Now Pay Later

(“BNPL”) Platform, Continued

UNAUDITED

In thousands

	THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED
	SEPT 30, 2022		SEPT 30, 2021		SEPT 30, 2020		SEPT 30, 2019

	Cash App	Square	Cash App	Square	Cash App	Square	Cash App	Square
Segment revenue, subscription and services-based (GAAP)	$803,673	$331,703	$474,779	$162,341	$354,110	$93,412	$139,539	$99,315
Less: BNPL Platform contribution to segment revenue, subscription and services-based (GAAP)	104,967	104,967	—	—	—	—	—	—

Total segment revenue, subscription and services-based excluding BNPL Platform	$698,706	$226,736	$474,779	$162,341	$354,110	$93,412	$139,539	$99,315

	NINE MONTHS ENDED		NINE MONTHS ENDED		NINE MONTHS ENDED		NINE MONTHS ENDED
	SEPT 30, 2022		SEPT 30, 2021		SEPT 30, 2020		SEPT 30, 2019

	Cash App	Square	Cash App	Square	Cash App	Square	Cash App	Square
Segment revenue, subscription and services-based (GAAP)	$2,146,163	$932,188	$1,406,313	$434,673	$818,991	$271,041	$354,575	$264,599
Less: BNPL Platform contribution to segment revenue, subscription and services-based (GAAP)	273,911	273,911	—	—	—	—	—	—

Total segment revenue, subscription and services-based excluding BNPL Platform	$1,872,252	$658,277	$1,406,313	$434,673	$818,991	$271,041	$354,575	$264,599

BLOCK Q3 2022 32

Adjusted Net Income

and Adjusted EPS

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED			NINE MONTHS ENDED

	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020

Net income (loss) attributable to common stockholders	$(14,711)	$84	$36,515	$(426,924)	$243,113	$(80,854)

Net loss attributable to noncontrolling interests	(4,033)	(2,960)	—	(8,460)	(3,303)	—

Net income (loss)	(18,744)	(2,876)	36,515	(435,384)	239,810	(80,854)

Share-based compensation expense	262,733	165,011	110,389	794,794	429,999	283,872

Acquisition-related, integration and other costs	23,470	308	359	116,602	14,626	3,939

Amortization of intangible assets	55,867	11,140	5,236	155,288	27,258	13,522

Amortization of debt discount and issuance costs	3,851	2,868	17,516	11,307	7,005	47,624

Loss (gain) on revaluation of equity investments	712	6,836	—	(43,914)	(41,008)	(20,998)

Bitcoin impairment losses	1,619	6,000	—	37,580	71,126	—

Loss on extinguishment of long-term debt	—	—	1,403	—	—	2,393

Loss (gain) on disposal of property and equipment	(447)	877	396	635	1,866	2,095

Acquired deferred revenue adjustment	88	159	281	309	606	1,240

Acquired deferred cost adjustment	(35)	(55)	(71)	(122)	(179)	(307)

Tax effect of non-GAAP net income adjustments	(65,940)	(60,912)	—	(162,000)	(198,896)	—

Adjusted Net Income (Loss) - basic	$263,174	$129,356	$172,024	$475,095	$552,213	$252,526

Cash interest expense on convertible notes	$1,263	$1,494	$1,544	$3,751	$4,833	$4,482

Adjusted Net Income (Loss) - diluted	$264,437	$130,850	$173,568	$478,846	$557,046	$257,008

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:

Basic	592,672	460,654	444,458	572,234	457,039	439,855

Diluted	592,672	504,120	488,069	572,234	520,204	439,855

Net Income (loss) per share attributable to common stockholders:

Basic	$(0.02)	$—	$0.08	$(0.75)	$0.53	$(0.18)

Diluted	$(0.02)	$—	$0.07	$(0.75)	$0.48	$(0.18)

Weighted-average shares used to compute Adjusted Net Income (Loss) Per Share:

Basic	592,672	460,654	444,458	572,234	457,039	439,855

Diluted	622,974	525,003	514,806	611,227	524,048	501,757

Adjusted Net Income (Loss) Per Share:

Basic	$0.44	$0.28	$0.39	$0.83	$1.21	$0.57

Diluted	$0.42	$0.25	$0.34	$0.78	$1.06	$0.51

BLOCK Q3 2022 33

Non-GAAP Operating Expenses

UNAUDITED

In thousands

	THREE MONTHS ENDED			NINE MONTHS ENDED

	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020

Operating expenses	$(1,615,878)	$(1,110,219)	$(745,113)	$(4,821,048)	$(3,022,054)	$(1,993,717)

Share-based compensation	262,629	164,912	110,289	794,442	429,689	283,601

Depreciation and amortization	69,500	31,760	17,507	196,802	79,650	53,930

Bitcoin impairment losses	1,619	6,000	—	37,580	71,126	—

Loss (gain) on disposal of property and equipment	(447)	877	396	635	1,866	2,095

Acquisition related, integration and other costs	23,470	308	359	116,602	14,626	3,939

Non-GAAP operating expenses	$(1,259,107)	$(906,362)	$(616,562)	$(3,674,987)	$(2,425,097)	$(1,650,152)

Product development	$(548,037)	$(360,729)	$(226,567)	$(1,531,088)	$(992,498)	$(628,378)

Share-based compensation	184,569	121,209	78,682	508,781	314,265	205,647

Depreciation and amortization	31,767	22,987	11,546	111,216	57,245	36,578

Loss on disposal of property and equipment	451	840	381	461	1,185	686

Non-GAAP product development	$(331,250)	$(215,693)	$(135,958)	$(910,630)	$(619,803)	$(385,467)

Sales and marketing	$(485,838)	$(409,073)	$(348,463)	$(1,518,227)	$(1,132,411)	$(781,094)

Share-based compensation	28,744	16,023	12,063	75,133	40,680	27,354

Depreciation and amortization	1,591	(7)	1,060	4,520	3,716	3,057

Loss (gain) on disposal of property and equipment	(448)	—	—	52	—	1

Non-GAAP sales and marketing	$(455,951)	$(393,057)	$(335,340)	$(1,438,522)	$(1,088,015)	$(750,682)

General and administrative	$(395,437)	$(267,348)	$(153,902)	$(1,235,306)	$(683,969)	$(419,783)

Share-based compensation	49,316	27,680	19,544	210,528	74,744	50,600

Depreciation and amortization	11,129	8,780	3,918	31,517	18,689	11,517

Loss (gain) on disposal of property and equipment	(450)	37	15	122	681	1,408

Acquisition related, integration and other costs	23,470	308	359	116,602	14,626	3,939

Non-GAAP general and administrative	$(311,972)	$(230,543)	$(130,066)	$(876,537)	$(575,229)	$(352,319)

Depreciation and

Amortization by Function

UNAUDITED

In thousands

	THREE MONTHS ENDED			NINE MONTHS ENDED

	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020	Sept 30, 2022	Sept 30, 2021	Sept 30, 2020

Cost of revenue	$19,221	$6,350	$3,117	$52,814	$16,055	$7,811

Product development	31,767	22,987	11,546	111,216	57,245	36,578

Sales and marketing	1,591	(7)	1,060	4,520	3,716	3,057

General and administrative	11,129	8,780	3,918	31,517	18,689	11,517

Amortization of acquired customer assets	25,013	—	983	49,549	—	2,778

Total depreciation and amortization	$88,721	$38,110	$20,624	$249,616	$95,705	$61,741

BLOCK Q3 2022 34